Exhibit (h)(13)

                                               AMENDED AND RESTATED
                                            CO-ADMINISTRATION AGREEMENT


         THIS AMENDED AND RESTATED CO-ADMINISTRATION AGREEMENT (the "Agreement"), dated as of this ____ day of October, 1999 (the "Effective Date"), by and among FIRST DATA INVESTOR SERVICES GROUP, INC. ("Investor Services Group"), a Massachusetts corporation, THE NORTHERN TRUST COMPANY ("Northern"), an Illinois state bank (each a "Co-Administrator" and collectively, the "Co-Administrators"), and NORTHERN INSTITUTIONAL FUNDS (the "Fund"), a Delaware business trust.

         WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the " 1940 Act"); and

         WHEREAS, the Fund desires to retain the Co-Administrators to render certain administrative services with respect to each investment portfolio listed in Schedule A hereto, as the same may be amended from time to time by the parties hereto (collectively, the "Portfolios"), and the Co-Administrators are willing to render such services.

WITNESSETH:

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and intending to be legally bound hereby, the parties hereto agree as follows:

Definitions.

         Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

"Advisory Agreement" shall mean the Investment Advisory Agreement between the Fund and Northern dated March 31, 1998, as currently in effect and as amended and/or superseded from time to time.

"Articles  of   Incorporation"   shall  mean  the  Articles  of   Incorporation,
     Declaration of Trust, or other similar organizational document as the case may be, of a party as the same may be amended from time to time.

"Assign" and "Assignment" shall have the same meaning herein as the term "assignment" has in the 1940 Act.

"Authorized Person" shall be deemed to include (i) any Board Member or officer of the Fund; or (ii) any person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to a Co-Administrator from time to time.

"Board Members" shall mean the Directors or Trustees of the governing body of the Fund, as the case may be.

"Board of Directors" shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be.

"By-Laws" shall mean the By-Laws of a party as the same may be amended from time to time.

"Commission" shall mean the Securities and Exchange Commission.

"Custodian" refers to any custodian or subcustodian of securities and other property, which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a custody agreement.

"1933Act" shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as amended from time to time.

"1940Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

"OralInstructions" shall mean instructions, other than Written Instructions, actually received by a Co-Administrator from a person reasonably believed by a Co-Administrator to be an Authorized Person.

"Prospectus" shall mean the most recently dated Fund Prospectuses and Statements of Additional Information, including any supplements thereto if any, which has become effective under the 1933 Act and the 1940 Act.

"Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of each respective Portfolio of the Fund as may be issued from time to time.

"Written  Instructions"  shall mean a written  communication  signed by a person reasonably believed by a Co-Administrator to be an Authorized Person and actually received by a Co-Administrator. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Appointment of the Co-Administrators.

         The Fund hereby appoints Northern and Investor Services Group to act as Co-Administrators of the Fund for the period and on the terms set forth in this Agreement. Northern and Investor Services Group accept such appointment and agree to render the services herein set forth for the compensation herein provided. This Agreement shall be effective and binding on the parties hereto as of the Effective Date.

Duties of the Co-Administrators.

Subject  to  the   general   supervision   of  the  Board  of   Directors,   the
     Co-Administrators shall provide supervision of all aspects of the Fund's operations (other than those referred to in paragraph 3(a) of the Advisory Agreement) and perform the customary services of an administrator, including but not limited to the corporate secretarial, treasury and blue sky services set forth in Schedule B to this Agreement.

In performing their duties under this Agreement, the Co-Administrators: (a) will act in accordance with the Articles of Incorporation, By-Laws, Prospectus and with the Oral Instructions and Written Instructions of the Fund and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations; and (b) will consult with legal counsel to the Fund, as necessary and appropriate. Furthermore, the Co-Administrators shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Fund or any of its Portfolios and shall not provide any investment advisory services to the Fund or any of its Portfolios under this Agreement.

In addition to the duties set forth herein, the Co-Administrators shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and the Co-Administrators.

The Co-Administrators agree to provide the services described herein in accordance with the performance standards annexed hereto as Exhibit 1 of Schedule B and incorporated herein (the "Performance Standards"). Such Performance Standards may be amended from time to time upon written agreement by the parties.

The services of the Co-Administrators hereunder are not deemed exclusive and the Co-Administrators shall be free to render similar services to others so long as their services under this Agreement are not impaired thereby.

Recordkeeping and Other Information.

The Co-Administrators shall create and maintain all records required of them pursuant to their duties hereunder and as set forth in Schedule B in accordance with all applicable laws, rules and regulations, including records required by Section 3l(a) of the 1940 Act. Where applicable, such records shall be maintained by the Co-Administrators for the periods and in the places required by Rule 31a-2 under the 1940 Act.

To the extent required by Section 31 of the 1940 Act, the Co-Administrators agree that all such records prepared or maintained by the Co-Administrators relating to the services to be performed by the Co-Administrators hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Fund on and in accordance with the Fund's request.

Fund Instructions.

A Co-Administrator will have no liability when acting upon Written or Oral Instructions reasonably believed to have been executed or orally communicated by an Author Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund.

At any time, a Co-Administrator may request Written Instructions from the Fund and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for the Co-Administrator. Written Instructions requested by a Co-Administrator will be provided by the Fund within a reasonable period of time.

Each Co-Administrator,  its  officers,  agents or  employees,  shall accept Oral
     Instructions or Written Instructions given to them by any person representing or acting on behalf of the Fund only if said representative is an Authorized Person. The Fund agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Fund's failure to so confirm shall not impair in any respect a Co-Administrator's right to rely on Oral Instructions.

Compensation.

Each Co-Administrator  will from time to time  employ or  associate  with itself such person or persons as the Co-Administrator may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons include officers and employees who are employed by both the Co-Administrator and the Fund. The Co-Administrator shall pay the compensation of such person or persons and no obligation shall be incurred on behalf of the Fund in such respect.

The Co-Administrators shall not be required to pay any of the following expenses incurred by the Fund: membership dues in the Investment Company Institute or any similar organization; investment advisory fees; custody and transfer agency fees; fees paid under any service or distribution plan adopted by the Fund; costs of printing and mailing stock certificates; costs of typesetting and printing of the Prospectus for regulatory purposes and for distribution to existing shareholders of the Portfolios; costs of shareholders' reports and notices; interest on borrowed money; brokerage commissions; stock exchange listing fees; taxes and fees payable to federal, state and other governmental agencies; fees of Board Members of the Fund who are not affiliated with the Co-Administrators; outside auditing expenses; outside legal expenses; blue sky registration or filing fees; or other expenses not specified in this Section 6.2 which may be properly payable by the Fund. The Co-Administrators shall not be required to pay any blue sky registration or filing fees unless and until they have received the amount of such fees from the Fund.

The Fund on behalf of each of the Portfolios will compensate the Co-Administrators for the performance of their obligations hereunder in accordance with the fees and charges set forth in the written Fee Schedule annexed hereto as Schedule C and incorporated herein.

During the term of this Agreement, the Co-Administrators will pay all expenses incurred by them in connection with the performance of their duties under
     Article 3 and Article 4 hereof,  other than those  items  listed in Section
     6.2 and those out-of-pocket costs of the preparations, submissions, updatings and filings of the Fund's Prospectus.

If in any fiscal year, the sum of a Portfolio's expenses (including the fee payable pursuant to Section 6.3 hereof, but excluding the investment advisory fee and transfer agency fee payable to Northern pursuant to its agreements with the Fund, servicing fees, and extraordinary expenses such as taxes, interest, and indemnification expenses) exceeds on an annualized basis .10% of a Portfolio's average net assets (.25% for each International Portfolio as defined in Schedule A to this Agreement) for such fiscal year, the Co-Administrators will reimburse each Portfolio for the amount of such excess in accordance with the following timetable. Expense reimbursements, if any, will be calculated and paid monthly. The amount of the reimbursement paid by the Co-Administrators to each Portfolio will be computed as of the end of each month by (a) determining the difference between the Portfolio's accrued annualized expense ratio and the above percentage limitation; (b) multiplying this percentage by the Portfolio's year to date average net asset value for such month to obtain the cumulative dollar amount of such excess; and (c) subtracting from the cumulative dollar amount of such excess the cumulative amount of reimbursements made to such Portfolio by the Co-Administrators since the beginning of the fiscal year. A positive remainder represents the amount to be paid by the Co-Administrators to the Portfolio; a negative remainder represents the amount to be paid by the Portfolio to the Co-Administrators.

Any compensation agreed to hereunder may be adjusted from time to time by the unanimous consent of the parties.

Documents.

         In connection with the appointment of the Co-Administrators, the Fund shall, on or before the Effective Date, but in any case within a reasonable period of time for the Co-Administrators to prepare to perform their duties hereunder, deliver or caused to be delivered to the Co-Administrators the documents set forth in the written schedule of fund documents annexed hereto as Schedule D.

Fund Accounting System.

Each Co-Administrator shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights owned and/or developed by it in connection with the services provided by such Co-Administrator to the Fund pursuant to this Agreement (the "Co-Administrator System").

Each Co-Administrator hereby grants to the Fund a limited license to the Co-Administrator System for the sole and limited purpose of having such Co-Administrator provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

In the event that the Fund, including any affiliate or agent of the Fund or any third party acting on behalf of the Fund, is provided with direct access to the Co-Administrator System, such direct access capability shall be limited to direct entry to the Co-Administrator System by means of on-line mainframe terminal entry or PC emulation of such mainframe ten-terminal entry, and any other non-conforming method of transmission of information to the Co-Administrator System is strictly prohibited without the prior written consent of the particular Co-Administrator.

Representations and Warranties.

Investor Services Group represents and warrants to the Fund that:

it is a corporation duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform the services contemplated by this Agreement;

all requisite corporate proceedings have been taken to authorize it to enter into this Agreement; and

it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Northern represents and warrants to the Fund that:

it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform the services contemplated by this Agreement;

all requisite corporate proceedings have been taken to authorize it to enter into this Agreement; and

it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

The Fund represents and warrants to each Co-Administrator that:

it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into this Agreement;

all corporate proceedings required by said Articles of Incorporation, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement;

a registration statement under the 1933 Act and the 1940 Act on behalf of each of the Portfolios is currently effective; and

as of the date hereof, each Portfolio is duly registered and lawfully eligible for sale in each jurisdiction indicated for such Portfolio on the list furnished to the Co-Administrators pursuant to Article 7 of this Agreement and that it will notify the Co-Administrators immediately of any changes to the aforementioned list.

Indemnification.

The Fund shall indemnify and hold each Co-Administrator harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against a Co-Administrator or for which a Co-Administrator may be held to be liable in connection with this Agreement or a Co-Administrator's performance hereunder (a "Claim"), unless such Claim resulted from: (a) the willful misfeasance, bad faith or negligence of such Co-Administrator in the performance of its duties hereunder, or by reason of its reckless disregard thereof; or (b) such Co-Administrator's breach of Article 14 of this Agreement.

The Fund agrees and acknowledges that the Co-Administrators have not prior to the Effective Date assumed, and will not assume, any obligations or liabilities arising out of the conduct by the Fund or its administrator prior to the Effective Date of those duties which the Co-Administrators have agreed to perform pursuant to this Agreement. The Fund further agrees to indemnify each Co-Administrator against any losses, claims, damages or liabilities to which a Co-Administrator may become subject in connection with the conduct by the Fund or its administrator of such duties prior to the Effective Date.

Each Co-Administrator  jointly and severally  shall  indemnify and hold the Fund harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Fund or for which the Fund may be held to be liable in connection with this Agreement or the Fund's performance hereunder (a "Claim"), provided that such Claim resulted from: (a) the willful misfeasance, bad faith or negligence of such Co-Administrator in the performance of its duties hereunder, or by reason of its reckless disregard thereof; or (b) such Co-Administrator's breach of Article 14 of this Agreement.

In any case in which one party (the "Indemnifying Party") may be asked to indemnify or hold another party (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party in writing promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification (an "Indemnification Claim") against the Indemnifying Party, although the failure to do so shall not relieve the Indemnifying Party from any liability which it may otherwise have to the Indemnified Party, and the Indemnified Party shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of, any Indemnification Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel of good standing chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld. In the event the Indemnifying Party elects to assume the defense of any such Indemnification Claim and retain such counsel, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by the Indemnified Party. In the event that the
     Indemnifying Party does not elect to assume the defense of any such Indemnification Claim, or in case the Indemnified Party reasonably does not approve of counsel chosen by the Indemnifying Party, or in case there is a conflict of interest between the Indemnifying Party or the Indemnified Party, the Indemnifying Party will reimburse the Indemnified Party for the fees and expenses of any counsel retained by the Indemnified Party. The Indemnified Party will not confess any Indemnification Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

Standard of Care.

The Co-Administrators shall at all times act in good faith and agree to use their best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assume no responsibility for loss or damage to the Fund unless said errors are caused by the Co-Administrators' willful misfeasance, bad faith or negligence in the performance of their duties hereunder, or by reason of their reckless disregard thereof.

Each party shall have the duty to mitigate damages for which another party may become responsible.

Without in any way limiting the  foregoing,  in the event the  Co-Administrators shall provide blue sky services to the Fund, the Co-Administrators shall have no liability for failing to file on a timely basis any material to be provided by the Fund or its designee that the Co-Administrators have not received on a timely basis from the Fund or its designee, nor shall the Co-Administrators have any responsibility to review the accuracy or adequacy of materials they receive from the Fund or its designee for filing; nor shall the Co-Administrators have any liability for monetary damages for the sale of securities in jurisdictions where Shares are not properly registered, or in jurisdictions where Shares are sold in excess of the lawfully registered amount, unless such failure of proper registration or excess sales is due to the willful misfeasance, bad faith or negligence of the Co-Administrators, or the reckless disregard of their duties hereunder. The Co-Administrators shall not be liable for any errors which result from inaccurate or inadequate information reported to the Co-Administrators directly or indirectly from the Fund's transfer agent. The Co-Administrators shall be under no obligation to investigate or confirm the accuracy or adequacy of any information provided to the Co-Administrators by the Fund's transfer agent.

NOTWITHSTANDING  ANYTHING IN THIS  AGREEMENT TO THE CONTRARY,  IN NO EVENT SHALL
     ANY PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE TO ANY OTHER PARTY FOR CONSEQUENTIAL DAMAGES.

Term and Termination.

This Agreement shall be effective on the Effective Date and, unless sooner terminated as provided herein, shall continue until April 30, 2001 (the "Initial Term").

Upon the  expiration  of  the  Initial  Term,   this  Agreement  shall  continue
     automatically for successive one-year terms ("Renewal Terms") with respect to each Portfolio, provided such continuance is specifically approved at least annually by (i) the Board of Directors or (ii) by a vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the particular Portfolio, provided that in either event the continuance is also approved by a majority of the Board Members who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

The Fund may terminate this Agreement at any time after the Initial Term, with or without cause, and without penalty, on at least sixty (60) days written notice to the Co-Administrators.

Each Co-Administrator may terminate this Agreement with respect to itself at any time after the Initial Term, with or without cause, and without penalty, on at least sixty (60) days written notice to the Fund and the other Co-Administrator.

The Fund may terminate this Agreement at any time during the Initial Term in the event that the Fund or its shareholders incur damages in excess of one hundred thousand dollars ($100,000) as a result of the willful misfeasance, bad faith or negligence of the Co-Administrators, or the reckless disregard of their duties hereunder. For this purpose, "damages" is defined as damages caused by a single event, or cumulative series of events related to the same matter, which generates a monetary loss to the Fund or its shareholders. The Fund's right to terminate this Agreement pursuant to this
     Section 12.5 shall remain effective even if the Co-Administrators have made the Fund or its shareholders whole with respect to the damages caused.

The Fund may also terminate this Agreement at any time during the Initial Term, regardless of the amount of damages to the Fund or its shareholders, in the event that the Co-Administrators have failed to meet one of the performance standards set forth in Exhibit 1 to Schedule B (a "Triggering Event"). The Fund will provide the Co-Administrators with sixty (60) days written notice if the Fund intends to exercise its option to terminate this Agreement under this Section 12.6; provided, however, that such notice must be given within sixty (60) days following the end of the month in which the Triggering Event occurs. Notwithstanding the foregoing, the Fund's rights under this Section 12.6 shall not become effective until ninety (90) days following the Effective Date.

In the event this Agreement: (a) is terminated by the Fund pursuant to Section 12.5, Section 12.6 or Section 12.9 hereof; or (b) is not continued after the expiration of the Initial Term or any Renewal Term, all reasonable expenses associated with the movement of records and materials and conversion thereof to a successor administrator shall be borne by the
     Co-Administrators, and the Fund shall not be responsible for the Co-Administrators' costs associated with such termination; provided, however, that such expenses shall not exceed $25,000 in the event this Agreement is not continued after the expiration of the Initial Term or any Renewal Term. In the event this Agreement is terminated by the Fund pursuant to any other provision of this Agreement, all reasonable expenses associated with conversion to a successor administrator shall be borne by the Fund.

Notwithstanding  anything  contained in this  Agreement to the contrary,  unless this  Agreement is  terminated  pursuant to Section  12.5,  Section 12.6 or
     Section 12.9 hereof, should the Fund move any of the services provided by the Co-Administrators hereunder to a successor service provider during the Initial Term, or should, during the Initial Term, all or substantially all of the Fund's assets be merged with or purchased by another entity which does not utilize the services of the Co-Administrators, the Co-Administrators shall be entitled to receive fees from the Fund for the period from the date of such movement, merger or purchase until the end of the Initial Term (the "Unexpired Term"). The fees payable for the Unexpired Term shall be accelerated to the date of such movement, merger or purchase and shall be calculated in accordance with Section 6.3 herein at the asset levels on such date. The expense reimbursements set forth in Section 6.5 hereof shall not apply to the Unexpired Term.

The Fund may terminate this Agreement upon its Assignment by a Co-Administrator unless the conditions to an Assignment as set forth in Article 16 hereof have been satisfied.

Additional Portfolios.

         In the event that the Fund establishes one or more Portfolios in addition to those identified in Schedule A with respect to which the Fund desires to have the Co-Administrators render services as administrator under the terms hereof, the Fund shall so notify the Co-Administrators in writing, and if the Co-Administrators agree in writing to provide such services, Schedule A shall be deemed amended to include such additional Portfolios.

Confidentiality.

The parties agree that the Proprietary Information (defined below) is confidential information of the parties and their respective licensers. The Fund and the Co-Administrators shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Proprietary Information of each other as they would exercise to protect their own Proprietary Information. The Fund and the Co-Administrators may use the Proprietary Information only to exercise their respective rights or perform their respective duties under this Agreement. Except as otherwise required by law, the Fund and the
     Co-Administrators shall not duplicate, sell or disclose to others the Proprietary Information of the other, in whole or in part, without the prior written permission of the affected party. The Fund and the Co-Administrators may, however, disclose Proprietary Information to their respective employees who have a need to know the Proprietary Information to perform work for the other, provided that the Fund and the Co-Administrators shall use reasonable efforts to ensure that the Proprietary Information is not duplicated or disclosed by their respective employees in breach of this Agreement. The Fund and the Co-Administrators may also disclose the Proprietary Information to independent contractors, auditors and professional advisors, provided they first agree in writing to be bound by confidentiality obligations substantially similar to this
     Section 14.1. Notwithstanding the previous sentence, in no event shall either the Fund or the Co-Administrators disclose the Proprietary Information to any competitor of the other without specific, prior written consent.

Proprietary Information means:

any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or the Co-Administrators, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

any scientific or technical information, design, process, procedure, formula or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or the Co-Administrators a competitive advantage over their competitors;

all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable;

all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of any party hereto which now exist or come into the control or possession of the other; and

with respect to the Fund, all records and other information relative to the Fund and its prior, present or potential shareholders (and clients of such shareholders).

The obligations of confidentiality and restriction on use herein shall not apply to any Proprietary Information that a party proves:

Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of such party; or

Was lawfully received by the party from a third party free of any obligation of confidence to such third party; or

Was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or

Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the other party as much advance notice of the possibility of such disclosure as practical so the other party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

Is subsequently and independently developed by employees, consultants or agents of the party without reference to the Proprietary Information disclosed under this Agreement.

Notwithstanding the foregoing, it is hereby understood and agreed by the parties hereto that any marketing strategies, customer profiles or administrative, business or shareholder servicing plans or similar items prepared or developed by the Co-Administrators for the benefit of the Fund shall be considered the Proprietary Information of the Fund and nothing in this Agreement shall be construed to prevent or prohibit the Fund from disclosing such Proprietary Information to a successor administrator.

The obligations of the parties hereto under this Article 14 shall survive the termination of this Agreement.

Force Maieure.

         No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by circumstances beyond such party's reasonable control. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

Assignment and Subcontracting

         This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for the pending acquisition of Investor Services Group by PNC Bank Corp, this Agreement may not be assigned or otherwise transferred by any party hereto without the prior written consent of the other parties; provided, however, that each party may, in its sole discretion, Assign all its right, title and interest in this Agreement to an entity controlling, controlled by, or under common control with, such party, provided that, in the reasonable judgment of the Board of Directors determine in its sole discretion within ninety (90) days of receiving written notice of such Assignment: (i) the financial capacity of a Co-Administrator's assignee is not materially less than that of the Co-Administrator; (ii) the nature and quality of the services to be provided hereunder are not materially adversely affected by such Assignment; and
(iii) the quality and capability of the personnel and facilities of a Co-Administrator's assignee are not materially less than those of the Co-Administrator. The Co-Administrators may, in their sole discretion, engage subcontractors to perform any non-material or non-substantive obligations contained in this Agreement that they are otherwise required to perform hereunder, provided that the Co-Administrators shall be responsible for all compensation payable to such subcontractors and shall remain responsible for the acts and omissions of such subcontractors to the same extent that the Co-Administrators are hereunder.

Noticee 17

         Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or a Co-Administrator shall be sufficiently given if addressed to a party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                                            To the Fund:

                                            James D. Grassi, Esq.
                                            The Northern Trust Company
                                            50 South LaSalle Street - M-9
                                            Chicago, IL 60675

                                            with a copy to:

                                            W. Bruce McConnel, III, Esq.
                                            One Logan Square
                                            18th and Cherry Streets
                                            Philadelphia, PA  19103-6996

                                            To Northern:

                                            James D. Grassi, Esq.
                                            The Northern Trust Company
                                            50 South LaSalle Street - M-9
                                            Chicago, IL 60675

                                            To Investor Services Group:

                                        First Data Investor Services Group, Inc.
                                            4400 Computer Drive
                                            Westboro, Massachusetts 01581
                                            Attention: President

                        with a copy to Investor Services Group's General Counsel

Governing Law/Venue.

         The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this Agreement (except as to Article 24 hereof which shall be construed in accordance with the laws of the State of Delaware). All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and the parties hereby submit themselves to the exclusive jurisdiction of those courts.

Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Captions.0

         The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Publicity.

         No party shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other parties; provided, however, that a party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other parties.

Relationship of Parties.

         The Co-Administrators agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

Entire Agreement; Severability.

This Agreement, including all Schedules and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against Investor Services Group unless said writing is executed by a Senior Vice President, Executive Vice President or President of Investor Services Group. No such writing shall be effective as against the Fund unless said writing is executed by the Chairman of the Board of Directors or another person specifically designated by the Board of Directors. No such writing shall be effective as against Northern unless said writing is executed by the Vice President, Senior Vice President, Executive Vice President or President of Northern. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement shall remain fully effective.

Board Member and Shareholder Liability.

         This Agreement is executed by or on behalf of the Fund with respect to each of the Portfolios and the obligations hereunder are not binding upon any of the Board Members, officers or shareholders of the Fund individually but are binding only upon the Portfolio to which such obligations pertain and the assets and property of such Portfolio. All obligations of the Fund under this Agreement shall apply only on a Portfolio-by-Portfolio basis, and the assets of one Portfolio shall not be liable for the obligations of another Portfolio.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the Effective Date.

                                                    NORTHERN INSTITUTIONAL FUNDS

                                            By:

                                            Name:

                                            Title:


                                            THE NORTHERN TRUST COMPANY

                                             By:

                                             Name:

                                             Title:


                                            FIRST   DATA   INVESTOR    SERVICES
                                            GROUP, INC,

                                            By:

                                            Name:

                                            Title:

                                                    SCHEDULE A

                                                LIST OF PORTFOLIOS


Non-International Portfolios:

Government Select Portfolio
Government Portfolio
Diversified Assets Portfolio
Tax-Exempt Portfolio
Municipal Portfolio
U.S. Government Securities Portfolio
Short-Intermediate Bond Portfolio
U.S. Treasury Index Portfolio
Bond Portfolio
Intermediate Bond Portfolio
Balanced Portfolio
Equity Index Portfolio
Diversified Growth Portfolio
Focused Growth Portfolio
Small Company Index Portfolio
Small Company Growth Portfolio
MidCap Growth Portfolio
MarketPower Portfolio

International Portfolios:

International Bond Portfolio
International Equity Index Portfolio
International Growth Portfolio

                                                    SCHEDULE B

                                          DUTIES OF THE CO-ADMINISTRATORS

Maintaining office facilities (which may be in the offices of a Co-Administrator or a corporate affiliate) and furnishing corporate officers for the Fund;

Furnishing data processing services, clerical services, and executive and administrative services and standard stationery and office supplies;

Performing all functions ordinarily performed by the office of a corporate treasurer, and furnishing the services and facilities ordinarily incident thereto, as follows:

                            Expense  accrual   monitoring  and  payment  of  the
                      Fund's bills, preparing monthly reconciliation of the Fund's expense records and updating projections of annual expenses

                                     Determining dividends

                                     Calculating yields and total returns

                           Preparing  materials  for  review  by the  Board  of
                      Directors, e.g., written reports pursuant to Rules 2a-7, 10f-3, 17a-7, 17e-1 and 144A and the Fund's applicable procedures

                                     Tax and financial counsel

             Creating expense pro formas for new Portfolios/classes

                         Reporting  Fund  statistical  information to investment
                    company reporting agencies and associations (e.g., Lipper Analytical Services, Inc. and the Investment Company Institute)

                         Compliance  testing  (e.g.,  to  test  compliance  with
                    applicable provisions of the Prospectus, 1940 Act and Internal Revenue Code)

Preparing and submitting reports to the Fund's shareholders and the Commission including, but not necessarily limited to, Annual Reports and Semi-Annual Reports on Form N-SAR;

Preparing and printing financial statements;

Preparing monthly Portfolio profile reports;

Preparing and filing the Fund's federal and state tax returns (other than those required to be filed by the Fund's custodian and transfer agent) and providing shareholder tax information to the Fund's transfer agent;

Assisting the Fund's investment adviser, at the adviser's request, in monitoring and developing compliance procedures for the Fund which will include, among other matters, procedures to assist the adviser in monitoring compliance with each Portfolio's investment objective, policies, restrictions, tax matters and applicable laws and regulations;

Assisting in marketing strategy and product development;

Performing oversight/management responsibilities, including the following:

                                  Supervision and coordination of transfer agent

                                  Supervision and coordination of IRA custodian

                       Supervision and coordination of Fund custodian

                            Vendor management and invoicing

                            Daily report coordination

                            Media relations

                            Sales literature forms and development

                            Fund operations coordination

                            Management of auditor relationship

                            Oversight of Portfolio compliance and tax function

Performing "blue sky" compliance functions, as follows:

                                     Effecting and maintaining,  as the case may
                           be, the registration of Shares of the Fund for sale under the securities laws of the jurisdictions listed in the Written Instructions of the Fund, which instructions will include the amount of Shares to be registered as well as the warning threshold to be maintained.

                                     Filing with each  appropriate  jurisdiction
                           the appropriate materials relating to the Fund.

                                     Providing to the Fund quarterly  reports of
                           sales activity in each jurisdiction in accordance with the Written Instructions of the Fund. Sales will be reported by shareholder residence. NSCC trades and order clearance will be reported by the state provided by the dealer at the point of sale. Trades by omnibus accounts will be reported by trustee state of residence in accordance with the Written Instructions of the Fund outlining the entities which are permitted to maintain omnibus positions with the Fund.

                           In  the  event  sales  of  Shares  in  a  particular
                         jurisdiction reach or exceed the warning levels provided in the Written Instructions of the Fund, the Co-Administrators will promptly notify the Fund with a recommendation of the amount of Shares to be registered in such jurisdiction and the fee for such registration. The Co-Administrators will not register additional Shares in such jurisdiction unless and until the Co-Administrators shall have received Written Instructions to do so.

                            If the  Co-Administrators are instructed by the Fund
                         not to register Shares in a particular jurisdiction, the Co-Administrators will use their best efforts to cause any sales in such jurisdictions to be blocked, and such sales will not be reported to the Co-Administrators as sales of Shares of the Fund.

Performing corporate secretarial services including the following:

                         Assist  in  maintaining   corporate  records  and  good
                    standing status of Fund in its state of organization

                         Develop and maintain  calendar of annual and  quarterly
                    board approvals and regulatory filings

                         Prepare  notice,  agenda,  memoranda,  resolutions  and
                    background materials for legal approvals at quarterly and special board meetings and committee meetings; assemble and distribute board materials for board meetings and committee meetings; attend meetings; make presentations where appropriate; prepare minutes; follow up on issues; prepare such periodic and special reports as the Board Members may reasonably request

             Provide support for written consent votes where needed

Monitoring the Fund's arrangements with respect to services provided by institutions ("Servicing Agents") to their customers who are the beneficial owners of Shares, pursuant to agreements ("Servicing Agreements") between the Fund and such Servicing Agents including:

                         Review the  qualifications  of Servicing Agents wishing
                    to enter into Servicing Agreements

          Assist in the execution and delivery of Servicing Agreements

                                     Report  to  the  Board  of  Directors  with
                           respect to the amounts paid or payable by the Fund from time to time under the Servicing Agreements and the nature of the services provided by Servicing Agents.

                         Maintain  appropriate  records in connection with their
                    monitoring duties

Performing the following legal services:

                         Prepare and file annual  Post-Effective  Amendments  to
                    the Fund's Registration Statement

                         Prepare and file Rule 24f-2 Notices

                         Prepare and file Forms N-SAR

            Prepare and file Annual and Semi-Annual Financial Reports

                         Communicate   significant   regulatory  or  legislative
                    developments to Fund management and Board Members and provide related planning assistance where needed.

                         Consult  with  Fund  management   regarding   portfolio
                    compliance and Fund corporate and regulatory issues as needed

              Maintain effective communication with outside counsel

          Arrange D&O/E&O insurance and fidelity bond coverage for Fund

                         Assist in monitoring Fund Code of Ethics  reporting and
                    provide such reports to the person designated under the Fund's Code

                         Monitor  handling of litigation by outside  counsel and
                    non-routine regulatory matters

                         Assist in managing Commission audits of the Fund at the
                    investment adviser's principal place of business

                         Review  sales   material  and   advertising   for  Fund
                    Prospectus compliance

                         Assist  in   developing   compliance   guidelines   and
                    procedures to improve overall compliance by Fund and service providers

                         Prepare compliance manuals

Performing,  in accordance with the Written  Instructions  of the Fund,  Special
     Legal Services in accordance with the pricing structure listed on the Fee Schedule attached to this Agreement as Schedule C. Examples of such Special Legal Services are:

                         Assist  in  new  Portfolio   start-up  (to  the  extent
                    requested):

                         Coordinate time and  responsibility  schedules  Prepare
                    Fund corporate documents Draft/file registration statement (including investment objectives/policies and prospectuses) Respond to and negotiate Commission comments Draft notice, agenda and resolutions for organizational meeting; attend board meeting; make presentations where appropriate; prepare minutes and follow up on issues

                         Prepare  proxy   materials  for  special   meetings  of
                    shareholders (including fund merger documents)

                         Prepare Post-Effective  Amendments for special purposes
                    (e.g.,   new  funds  or   classes,   changes   in   advisory
                    relationships, mergers, restructurings)

                         Assist   in   extraordinary   non-recurring   projects,
                    including  providing  consultative legal services,  such as:
                    Arrange CDSC financial programs Prospectus simplification Profile prospectuses Exemptive order applications Requests for no-action letters

                                              EXHIBIT 1 TO SCHEDULE B
                                               PERFORMANCE STANDARDS

The Co-Administrators' obligation to meet the following Performance Standards shall be measured in the aggregate with respect to all Portfolios of the Fund.

The Co-Administrators will report to the Fund on a monthly basis the percent of items completed within standard as well as a quality rating. Reporting will be detailed to the transaction type level. A pass/fail determination for contractual penalties will be based on the categories listed below. Note that completion standards are measured in business days.

Fund Administration (Treasury and Reporting)Tax/Compliance

The following standards will be met 100% of the time:

          All  Commission  and  Internal  Revenue  Service  ("IRS")   regulatory
         requirements will be met according to the deadlines set forth by the Commission and the IRS

          Notification to the Fund's investment adviser within two (2) business days with compliance violations based on procedures established by and among the Co-Administrators and the Fund.

          Directors & Officers Errors & Omissions Insurance Coverage will be reviewed annually

          Rule 17g-1 Fidelity Bond filings will be made as required by the regulations of the Commission

The following standard will be met 98% of the time:

          Code of Ethics reporting forms will be circulated at least seven (7) business days before each quarter end

Blue Sky

The following standard will be met 98% of the time:

          Annual renewal filings will be submitted at least thirty (30) business days prior to expiration

          Filings of Prospectus and Annual Reports will be submitted within fifteen (15) business days of printing/release

Legal Administration

The following standards will be met 98% of the time as measured on a quarterly basis:

                   Board  materials will be sent to the Fund for review at least fourteen (14) business days prior to the Board meeting, provided that all requested information has been received by the Co-Administrators within agreed-upon time frames

                   Board  materials  will be sent to the Board  Members at least seven (7) business days prior to the Board meeting, provided that all requested information has been received by the Co-Administrators within agreed-upon time frames

                   Timely submission of sales literature to NASD,  provided that copies of such materials are provided to the Co-Administrators or their affiliates on a timely basis

                                                    SCHEDULE C

                                                   FEE SCHEDULE

         For the services rendered, expenses assumed, facilities furnished and payments made by the Co-Administrators, as provided for in this Agreement, the Fund, on behalf of each Portfolio, on the first business day of each month, will pay to Northern, as agent for itself and Investor Services Group, a fee for the previous month at the annualized rates listed below.

          1. Standard Annual Fees:  Non-International  Portfolios:
                               .10% of each Portfolio's average daily net assets

                            International Portfolios:
                               .15% of each Portfolio's average daily net assets

         The foregoing fee will be computed based on net assets on each day.

2. Fees for Special Legal Services: The Co-Administrators shall be entitled to the following fee for the performance of any Special Legal Services as described in Schedule B in accordance with the Written Instructions of the Fund: $185 per hour subject to certain project caps as may be agreed to by the Co-Administrators and the Fund. Services and charges may vary based on volume.

                                                    SCHEDULE D

                                                  FUND DOCUMENTS

                    Certified copy of the Articles of Incorporation of the Fund

                    Certified copy of the By-Laws of the Fund

                    Copy of the resolution of the Board of Directors authorizing the execution and delivery of this Agreement

                       Copies of all agreements between the Fund and its
                          service providers

               A  listing  of all  jurisdictions  in  which  each  Portfolio  is registered and lawfully available for sale as of the date of this Agreement and all information relative to the monitoring of sales and registrations of the Shares in such jurisdictions

                       The Fund's most recent post-effective amendment to its
                         registration statement

                       The Fund's Prospectus